U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM SB-2
                               REGISTRATION UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                             INTERNET COMMERCE, INC.
        (Exact name of small business issuer as specified in its charter)

          Florida                          514210                  650855959
  (State or jurisdiction of      (Primary Standard Industrial   (I.R.S.Employer
incorporation or organization)       Classification Number)         Number)

                                 Rene A. Moller
                             Internet Commerce, Inc.
                           1900 Main Street, Suite 310
                             Sarasota, Florida 34236
                                 (941) 365 1930

       (Name, address and telephone number of principal executive office)

--------------------------------------------------------------------------------

           Securities to be registered under Section 12(g) of the Act:

                        Common Stock, $.000001 par value

--------------------------------------------------------------------------------

                                   Copies to:
                             W.R. Klein, Esq., P.A.
                           1900 Main Street, Suite 310
                             Sarasota, Florida 34236
                              Tel.: (941) 365 1930
                               Fax: (941) 953 3685


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      CALCULATION OF REGISTRATION FEE


                                                                 Proposed
                               Amount of         Proposed         Maximum
 Title of Each Class of          Shares           Maximum        Aggregate     Amount of
    Securities to be             To be        Offering Price     Offering    Registration
       Registered           Registered(2+3)     Per Unit(1)        Price          Fee
-----------------------------------------------------------------------------------------

Common Stock                  14,001,000           $ .50       $ 5,000,000      $ 1,133
-----------------------------------------------------------------------------------------

      (1) Estimated solely for purposes of calculating the registration fee based upon Registrant's book value of $606,511 as of November 30, 2002 pursuant to Rule 457(f)(2).

      (2) In the event that any fractional shares are required to be issued in connection with the distribution, the shareholder will receive the next whole share. Accordingly, registrant is registering an additional 1,000 shares in the event they are needed to round up fractional shares.

      (3) 4,000,000 shares are being registered pursuant to the requirement under the Merger Agreement dated March 27, 2002 and 10,000,000 shares are being registered for public sale.

The Company hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Acts of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.


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PROSPECTUS DATED APRIL 4, 2003 SUBJECT TO COMPLETION

                             INTERNET COMMERCE, INC.
                        14,000,000 Shares of Common Stock

This prospectus relates to the distribution by Safe Technologies International, Inc., ("SafeTech"), as selling shareholder, of 4,000,000 shares of common stock of Internet Commerce, Inc., a Florida Corporation, to holders of record of SafeTech common stock as of the close of business on the record date of April 1,
   2003. The shares will be distributed on the basis of one share of Internet Commerce Inc. for every 214.75 shares of SafeTech held on the Record Date.

 An additional 10,000,000 shares of common stock of Internet Commerce, Inc. are being registered by Internet Commerce, Inc. to be offered to the public, as a public distribution.

Neither the SEC nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is accurate or complete.
           Any representation to the contrary is a criminal offence.

  Prior to this offering, there has been no market for the trading of Internet
                            Commerce, Inc.'s shares.

     THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


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                                TABLE OF CONTENTS

                                                                            PAGE

PROSPECTUS SUMMARY                                                           5-8

DESCRIPTION OF BUSINESS                                                        9

COMPANY OVERVIEW                                                               9

BUSINESS OVERVIEW                                                          10-23

MANAGEMENT'S DISCUSSION AND ANALYSIS                                       24-27

DESCRIPTION OF PROPERTY                                                       28

PRINCIPAL STOCKHOLDERS                                                        28

MANAGEMENT                                                                 29-31

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                32

DESCRIPTION OF SECURITIES                                                     33

DISTRIBUTION                                                                  34

GLOSSARY                                                                   35-36

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY               37

LEGAL PROCEEDINGS                                                             37

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS                                 37

RECENT SALES OF UNREGISTERED SECURITIES                                    37-38

INDEMNIFICATION OF DIRECTORS AND OFFICERS                                  39-41

FINANCIAL STATEMENTS                                                      F 1-10

PART II INFORMATION NOT REQUIRED IN PROSPECTUS                                53

PART III INDEX TO AND DESCRIPTION OF EXHIBITS                                 54

DEALER PROSPECTUS DELIVERY OBLIGATION                                         55


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PROSPECTUS SUMMARY

Internet Commerce, Inc. ("ICI") is a leader in supplying software solutions for the airline and travel industry and a secure web-messaging application for business enterprises. The Company has developed its own software products and specializes in front, mid- and back office IT solutions for small to large travel agencies, travel agency chains, tour operators, consolidators and airlines. The Company holds a long term global distribution agreement with regards to the secure web-messaging applications.

With e-commerce and the Internet, the enterprises and the travel industry, are changing their ways of doing business. ICI recognizes the need for new powerful IT tools to allow our customers to distribute their products on the Internet, present themselves more effectively on the web and communicate on the web securely.

Firstly, ICI's business activities are comprised of sales, implementation and maintenance of business-to-business and business-to-consumer Travel Management and Transaction Fulfilment solutions within the airline and travel industry. A common denominator of the IT solutions and the business activities are that they are based on ICI's own Mermaid Gx(C) product suite. Mermaid Gx is projected to become the leading Open Source business solution for the airline and travel industry. Designed for the global marketplace, Mermaid Gx is easy to install, implement and maintain. In contrast to other solutions, the customer will find that the cost-of-ownership for this state-of-art solution is very attractive - an IT operating solution that will increase the bottom line.

In addition, ICI acts as consultants for organisations and companies wanting to automate and streamline their travel planning through the use of Internet-based Travel Management Systems for on-line booking, management of travel policies and printing of travel documents locally in the organisation etc.

Secondly ICI also provides secure web-messaging solutions for business enterprises. These types of solutions are getting more and more needed as the demand for secure communication is increasing. It is built on components that can be integrated with biometric identification, which provides the best technology to ensure encryption between sender and receiver.

Internet Commerce, Inc.'s principal executive offices in the United States are located at 1900 Main Street, Suite 310, Sarasota, Fl. 34236. ICI Systems, A/S, a wholly owned subsidiary and the global administrative offices are located in Denmark at Tuborg Boulevard 12, DK-2900 Hellerup. ICI's global operations are run through ICI Systems A/S out of the Copenhagen, Denmark offices.

The distribution

4,000,000 shares of common stock of Internet Commerce, Inc., a Florida corporation, will be distributed to holders of record of SafeTech common stock as of the close of business on the "record date". The shares will be distributed on the basis of one share of ICI for every 214.75 shares of SafeTech held on the record date. The shares of ICI being distributed represent 4% of the total outstanding shares of ICI and SafeTech will continue to own 4,000,000 shares of ICI after the distribution.

According to the Merger Agreement the shareholders of SafeTech are to be awarded their ICI shares prior to the date of this prospectus. There will be no charge, fee, assessment or other cost to the shareholders of SafeTech for the shares and no proceeds to either SafeTech or ICI will be generated from the distribution. The cost of the distribution will be paid by Safe Tech.


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Additionally 10,000,000 shares of common stock are being registered to be sold to the public.

At the time the distribution is completed, ICI will be a separate publicly owned Company in which SafeTech shareholders will own 4,000,000 shares of its outstanding common stock, and other public shareholders will own 10,000,000 shares of its outstanding common stock.

Summary financial data

The summary financial information presented below is derived from our audited financial statements for the years ending December 31, 2000 and 2001 and our un audited financial statements for the eleven months ended November 30, 2002.

                          Statement of operations data

----------------------------------------------------------------------------------------------------------
                                       YEAR ENDED           YEAR ENDED                ELEVEN MONTHS
                                    DECEMBER 31, 2000   DECEMBER 31, 2001           ENDED NOVEMBER 30
                                                                                    2002         2001

Revenues                             $       2700         $          9          $   715,556   $          9
Net income (loss)                    $      (2913)        $      (1214)         $   377,419   $      (1197)
Net income (loss) per common share   $          0         $          0          $    0.0067   $          0
Weighted average number of shares     100,000,000          100,000,000           56,647,556    100,000,000
----------------------------------------------------------------------------------------------------------

                               Balance Sheet Data

--------------------------------------------------------------------------------------------------------
                                       DECEMBER 31, 2000    DECEMBER 31, 2001      NOVEMBER 30, 2002

Working capital                          $          620        $        198          $     (164.890)
Total assets                             $          912        $        198          $    1,485,108
Total liabilities                        $       16,173        $     16,673          $      878,597
Stockholders' equity                     $      (15,261)       $    (16,475)         $      606,511
--------------------------------------------------------------------------------------------------------


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Risk factors

Prospective investors and shareholders should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning to hold or sell our common stock.

Our future success is uncertain as is our ability to continue to generate revenues.

In the eleven months ended November 30, 2002 our revenue was $715,556. Accordingly, we have a limited operating history on which to base an evaluation of our business and our ability to generate revenues. Our success is dependent upon the successful marketing of our services which can not be assured.

You may be unable to sell the ICI shares which you will receive in the distribution and may have to hold them for an indefinite period of time.

There is no public trading market for our common stock. Our common stock will not be listed on a national securities exchange or NASDAQ. If a public market does not develop you may have to hold the ICI shares for an indefinite period of time and may not be able to find a purchaser for them. Management's strategy is to have the common stock trade on the over-the-counter market and quoted on the OTC Bulletin Board.

To date we have not actively solicited any securities brokers to become market-makers or distributors of our common stock. There can be no assurance that an active trading market for the common stock will develop or be sustained upon the registration statement becoming effective or that the market price of the common stock will not decline below the initial public trading price. The initial public trading price will be determined by market makers independent of the Company.

Special note regarding forward-looking statements.

Some of the statements contained in this prospectus discuss future expectations, contain projections of results of operation or financial condition or state other "forward-looking" information. These statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. Important factors that may cause actual results to differ from projections include, for example:

      o The success or failure of management's efforts to implement our business strategy;

      o     The uncertainty of demand for our services;

      o     International economic conditions beyond the Company's control;

      o     Our ability to compete with major established companies;

      o Our ability to obtain sufficient funding on a timely basis with reasonable terms;

      o Terrorist or civil unrest, war and rumours of war and other international instabilities;


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      o     Our ability to attract and retain quality employees;

We do not promise to be able to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements. Because of the dynamics of change we may not be able to update forward-looking information on a timely basis

Capitalization

The following table sets forth the capitalization of Internet Commerce, Inc. as of November 30, 2002.

--------------------------------------------------------------------------------

                                                       NOVEMBER 30, 2002
                                                       -----------------

Current Liabilities                                        $   876,077
Shareholders' Equity                                       $
   Common Stock, $.000001 par value,
     250,000,000 authorized,
     100,000,000 issued and
     56,647,556 outstanding                                $       100
Paid in capital                                            $   245,610
Treasury Stock                                                     (43)
Retained Earnings                                          $   360,844
Total Shareholders' Equity                                 $   606,511
                                                           -----------
Total Capitalization                                       $ 1,485,108

--------------------------------------------------------------------------------

Cash Flow

A potential risk factor is our ability of generating sufficient Cash Flow from operations and from private party investments to finance our strategy on a timely and affordable basis.


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PART I

ITEM 1. DESCRIPTION OF BUSINESS

Certain terms used herein are defined in the Glossary that follows at the end of this Part.

The following will be a description of the Business, based on the initial product development and offerings ICI can present to the market. We have not described or calculated the effect of working with phase 2 products, like the offerings we are considering for the horizontal market places within secured e-mail systems.

COMPANY OVERVIEW

Internet Commerce, Inc. (the "Company") ("ICI") is an IT solution and software provider to the airline and travel industry and also markets a secure web-messaging application for business enterprises.

The Company was incorporated on May 21, 1998 under the laws of Florida as a wholly owned subsidiary of Safe Technologies International, Inc. From the time of the incorporation until the Merger, the Company was not engaged in any significant business activity and in the fiscal years prior to the Merger, the Company did not have any significant assets or liabilities.

Immediately following the Merger the Common Stock was held by the following groups of persons in the approximate percentages indicated:

--------------------------------------------------------------------------------
Stockholders                                      Number of Shares    Percentage
--------------------------------------------------------------------------------

Reserved for Distribution to existing SAFE
Technologies International, Inc. Shareholders            4,000,000          4.0%

SAFE Technologies International, Inc.                    4,000,000          4.0%

Former PCS ApS Stockholders                             92,000,000         92.0%

Total                                                  100,000,000        100,0%

--------------------------------------------------------------------------------

The Company has 12 employees of which 10 are full time.

The Company has had limited operations since the Merger on March 27, 2002, but has maintained these limited operations and believes it can continue at this current level of operation into the foreseeable future. However, in order to achieve its plan of operation, the Company will require substantial additional capital.


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BUSINESS OVERVIEW

ICI business activities will comprise Development, Sales, Distribution, Implementation and Maintenance of Transaction Fulfillment and business-to-business vertical software solutions within the airline and travel industry and Distribution of horizontal standard applications within Secure System Technology, like Secure web-messaging, a product suite developed especially with focus on the larger enterprises. A common denominator of the solutions and the business activities is that they are based on ICI core competence and extensive Management experience.

ICI has its registered Group Head Offices at 1900 Main Street, Suite 310, Sarasota Fl 34236 and its operational head office in Copenhagen, and will be comprised of companies either acquired or through distribution agreements. The Company will look to supervise distribution in many areas of the world and intends to to be responsible for distribution in Europe, Middle East, Asia and Pacific markets and eventually the United States.

ICI, wants to be 1) The leading international supplier of Transaction Fulfillment Systems for the airline and travel industry and; 2) The major distributor of secure web-messaging solutions for larger enterprises.

The founders of ICI are all experienced within the IT and travel industries. Rene A. Moller, Ulf Steenholt and Jan Otzen, the senior management team, are all former Senior Executives of a leading supplier to the airline and travel industry of back office IT solutions. From the beginning ICI will focus on developing and distributing standard systems for the airline and travel industry, and at the same time enter into strategic alliances with the leading international airlines. ICI will focus marketing to business enterprises of secure web-messaging (encryption) technologies. ICI will as well develop the above mentioned strategic areas within horizontal applications, with emphasis on synergistic relationships with existing products and markets.

The vision of ICI is to become the world leader in software solutions for the airline and travel industry as well as a specialized provider of secure web-messaging solutions to corporate, government entities and individuals.

The Company's development resources are directed to front, mid- and back office IT solutions for all travel agencies, travel agency chains, tour operators, consolidators and airlines. Major effort will be directed to target marketing of secure web-messaging technologies. This will be a mandatory requirement of all web sites where compromised data would be a significant problem both for monetary and image exposure.

With e-commerce changing the travel industry, travel agencies and airlines are changing their ways of doing business. ICI recognizes the need for new powerful tools to allow its customers to distribute their products on the Internet with an effective presentation.

ICI will engage in a two pronged business direction which is comprised of

1) The sale, implementation and maintenance of business-to-business and business-to-consumer Travel Management and Transaction Fulfilment IT solutions within the airline and travel industry. A common denominator of the solutions


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and the business activities is that they are based on ICI's proprietary Mermaid
Gx (C) product suite. It is the Management's vision that Mermaid Gx shall become the leading and far superior Open Source business solution for the airline and travel industry. With its design for the global marketplace, Mermaid Gx is easy to install, implement and maintain for the office staff. In contrast to other solutions Management believes that clients will realize that the cost-of-ownership for this state-of-art program is a very attractive solution that enhavnces profits.

2) The marketing and implementation of secure web-messaging technologies. Management believes that the world of secure solutions for web applications, like encrypted messaging is one of the most rapidly expanding and evolving markets in the IT sector. ICI holds under contract the distribution rights for a product suite that is expected to address the increasing demands for secure communication. The technology can be integrated with what the encryption industry sees as a future substantial demand which is biometric identification. The product which will accomplish this is ICI's MyEmemo. MyEmemo will be distributed on an exclusive basis world wide outside of North America through the ICI subsidiaries.

Historical and previous management activities by the Senior Management of ICI Rene Moller, Jan Otzen and Ulf Steenholt, were for many years, the core Senior Management of an international company that was considered to be a world leader in back office IT solutions for the travel industry.

It is believed by the Senior Management of ICI that the experience gained through these key historical management accomplishments provides the experience and foundation for the continued corporate development of ICI.

Travel industry overview

ICI provides software solutions and services to the airline and travel industry. A portion of ICI's business is to develop, distribute and market software solutions primarily to the airline and travel industry.

The airline and travel industry has undergone a major change in recent years. This is especially true in the part of the industry, which is primarily involved with the business travel agency segment.

Travel agencies to remain viable have started to collect fees from their customers for the services provided instead of receiving payment in the form of commission from the suppliers. In practice the travel agencies have largely reorganized their co-operation contracts with their large customers from that of being contracts with a discount rate based on the size of the turnover to that of transaction based contracts. The established travel agencies and the airlines have been forced to invest in new advanced Fulfillment systems that continuously analyze the individual customer's travel patterns and the customer's use of resources from the travel agency and link this information to management of the different existing business customer and supplier contracts. Additionally the costs for the Fulfillment process must be significantly reduced through increased automation or outsourcing for which ICI's product is the potential industry standard.

Secure web-messaging

Today the Internet is used to communicate valuable information between users. This is why all organizations as well as individuals now need to consider the need for online security and privacy. The need to use an encryption solution to


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secure their electronic communications, at the very least as an add-on to existing ways of communicating, is necessary to provide the level of security, that that technology now requires.

Sending an unencrypted e-mail is like posting a letter without an envelope. The information you receive and transmit can be routinely monitored, logged, analysed and stored by third parties. In addition to the basic human right to privacy, email users must consider the importance of keeping all communications secure. Every time you send emails you trust your messages and privacy to nameless and faceless individuals or organizations that frequently have no guidelines and no concerns for your privacy or security. They may desire to not only harass you but cause you image and or economic harm. Transmission of medical records, sensitive legal, governmental, military, personal or Company information should only be sent in an encrypted format. ICI in distributing the web-messaging encryption technology known as MyEmemo and will be supplying a vast market of end users. Management firmly believes that MyEmemo is the most advanced, and secure web-messaging technology available any where in the world.

Vision, Mission and Strategy

Vision

The vision of ICI is primarily to become the world leader in the provision of IT related systems and services to the global airline and travel industry as well as a world leader in the marketing and delivery of secure web-messaging encryption systems to a broad market of corporate, individual and governmental end users. In addition, ICI will through its advanced products create significant added value for its customers, employees, partners and shareholders.

Mission

Aiming at global marketing and sales, ICI develops and markets IT systems based on the most recent technologies. In order to satisfy specific requirements in the global airline/travel market and the requirements of corporations as well as governmental units for security systems, ICI handles its own marketing, adaptation and after-sales support of these products.

Strategy

A major goal of ICI is to be regarded by the market place as the largest, worldwide supplier of Transaction Fulfillment Services and related IT systems and services to the global airline and travel industry as well as to be recognized as the premier global supplier of secure web-messaging solutions.

ICI will pursue several operational corporate objectives, of which the most important are the following:

Expanding the Company's geographical penetration. ICI will continuously investigate the possibilities of global growth and pursue possibilities of expanding in a controlled manner its geographical penetration. This globalization will take place either through the establishment of corporate sales and supply companies, or through the acquisition of or partnership with suitable companies which have already established a position within one or several of the Company's focused geographical market areas. For the balance of 2003 ICI will concentrate on covering Europe and Asia combined with setting up


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of marketing and distribution of the Mermaid Gx travel IT solution to the North
American market.

Attracting and retaining key staff. Attractive employment conditions, clear and well-defined international career opportunities in an inspiring international working environment are central factors in the Company's strategy for attracting, retaining and further developing employees. This is vital in order to secure key employee competency to be competitive within existing and future technologies and markets. A future stock exchange listing will help to create an expanded market for ICI shares, which can be used by the Company as an incentive to attract and maintain key employees through various employee stock incentive programs. While these programs are contemplated none are currently in place.

Widening its product offering to ensure market cover horizontally and vertically. The Company has decided on strategic product development measures for the purpose of expanding its market coverage. These efforts will be directed to expansion both horizontally and vertically. ICI will emphasize tailored applications and solutions within the individual vertical segments. Management expects that these measures will provide a larger marketplace with increased customer loyalty based on a close dialogue about the individual customer's strategic need for IT systems and the Company's ability to deliver.

Ensuring continued investments based on its financial resources and financial flexibility. ICI will maintain strong but controlled growth with a suitable balance between developing current earnings and investment in the future.. It is of great importance to ICI to maintain financial strength and stability.

Risk factors

Any investment in shares involves risks. This is particularly true with ICI due to it's limited operating history lack of capital and uncertain market. ICI's risk profile reflects the Company's current operations as well as continued expansion. Certain factors could influence ICI's future growth, operations, financial position and performance. The following risk factors do not necessarily represent a complete description of the risks to which ICI is exposed, nor are they given in order of priority or importance. The description of risk factors should be read in the context of the rest of this document.

Competitive situation and changes in the market

There is no guarantee that ICI will be able to counter the competition from current competitors or new players in the target markets.

General changes in market conditions for the travel and security industry including but not limited to the general world economy, war, rumours of war and terrorism.

These factors might have a negative impact on the Company's sales opportunities. In addition, there is no guarantee that ICI will be able to penetrate new markets, or that other suppliers will not develop or market products superior to those of ICI, or offer them at lower prices or gain greater market acceptance.

ICI cannot guarantee that some new strategic alliances could affect the possibility for ICI to engage other partnerships and alliances and ICI could be impacted by delays in product development or in product quality.


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Sales and delivery

It is the Company's strategy for sales and delivery to be handled primarily through it's own subsidiaries or partnerships. Thus acquisitions of companies or partnerships in new markets is a prerequisite for achieving the desired growth. There is no guarantee that suitable acquisitions can be made and integrated into ICI in the desired markets and at the right time.

Larger contracts and customer dependency

ICI's sales are divided among a limited number of major customer contracts and a large number of smaller customer contracts. The fluctuations in number, size and timing of contracts and order implementation, particularly for major customer contracts, can thus influence ICI's revenue and earnings.

It is crucial to the Company's financial strength that ICI personnel have the necessary organizational, technical and project management skills to ensure that software systems are implemented on time and within budget while still meeting the requirements and specifications of the customers. There is no guarantee that the Company will be able to attract the necessary additional employees required to meet the ICI's desired growth.

Managing growth

Setting up and acquiring companies in new markets is part of ICI's strategy of increased global market penetration and is motivated by the desire to strengthen ICI's international sales opportunities. The Company's growth will require further expansion of the organisation to ensure its presence in key markets. For certain markets this will mean the acquisition of relevant existing companies. Once an acquisition is implemented, the acquired company will be integrated into ICI. This integration will entail certain organisational changes. Emphasing customer relations and training staff will be major components of those changes. The success of market penetration and reinforcement of international market positions will depend on whether the acquired companies' business activities are integrated effectively. There is no guarantee that this will be achieved or that the Company will have adequate capital available to make these acquisitions. Further risks are tied to whether an acquired company lives up to the market and performance assumptions that formed the basis for the purchase, and whether key employees leave the company.

Currency exposure

The Annual Accounts of ICI and the Group are prepared in US Dollars (USD), while the annual accounts of the individual subsidiaries are prepared in the local currency of the Company in question. A great part of the Company's monetary turnover is expected to be in USD, EURO, DKK, AUD and SGD. The bulk of the operational expenses of ICI are paid in DKK, which means that an increase in the Danish currency against the USD would lead to declining earnings. The Company's currency policy is to balance to the widest possible extent the amounts received and paid by the subsidiaries in local currencies.

Global expansion will lead to increased currency exposure and could make it appropriate to enter into currency hedging contracts for currencies not closely tied to the EURO. ICI cannot predict future currency fluctuations, including the value of DKK relative to USD or EURO, and thus a situation in which future currency movements will affect the Group negatively cannot be ruled out.


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Product development

ICI's continued growth presupposes that the Company has both the financial capacity and the management ability to develop and market improved products in time to meet the requirements of customers in existing markets as well as in the new markets targeted by the Company .

Developing ICI's products is a complex software development process, and any delay in new version releases could have negative impacts on both the Company's revenue and its operating profits.

Short comings cannot be ruled out for software with the degree of complexity of ICI's products including errors that cannot be detected before the programs are released to customers. In the worst case, this can lead to delaying product releases and or reducing customer acceptance. This will have a negative impact on ICI's reputation generally as well as its operating results.

Technological development

ICI seeks continuously to identify and evaluate new technologies and to upgrade its technological skills. The Company's success will depend on its ability to continue to identify changes in the technical standards and to recognize technological preferences in the market. In general, ICI's products have a long life due to their close integration with the customer's other systems and processes, but if ICI is not able to predict and respond to technological developments, customer requirements or product launches by competitors, ICI might lose its competitive edge and thus potential revenue . The rate of increased use of the internet will have an effect on ICI's future growth.

Limited protection of rights

ICI relies on legal protection of sensitive business subjects, confidentiality procedures and contractual provisions to protect its rights and intellectual capital.

Legal protection offers only limited protection for software, documentation, and other propietary materials. Despite ICI's efforts to protect itself, others might compromise ICI's products, including software.

There is no guarantee that the measures ICI implements to protect its rights will be sufficient. Management has no knowledge that at the present time ICI infringes the rights of any third party. However, it must be expected that companies which produce software will increasingly be met with claims about infringement of the rights of others. This will also be true of ICI as the number of products and competitors in ICI's markets increase, so will the potential overlap of the products.

It may be extremely time-consuming and expensive for ICI to defend itself against such claimed infringement of rights, justified or not and ICI could be forced to enter into financially disadvantageous royalty or licensing agreements with third parties.

Product liability

ICI's contracts contain liability exclusion clauses to limit the risk of product liability. Despite the liability exclusion measures, product liability insurance and previous experience, it cannot be ruled out that in future ICI could be met with claims for damages based on product liability. Risk is increased in


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particular because the Company's international expansion means sales in markets with legal regulations and standards other than those under which ICI operates to date.

Markets and products

ICI will, in the initial phase, market and initiate development of products that can handle Transaction Fulfillment and target the customer segment which markets, sells and distributes BtB and BtC and eCommerce travel-related products. In parallel ICI will, on an exclusive basis distribute secure web-messaging solutions outside of North America.

Our markets

- Users of electronic communication with the need for high level of security. These are but a few examples:

      o     Financial institutions and insurance companies

      o     Government and military agencies

      o     Healthcare providers

      o     Law firms

      o     Manufacturers

      o Service industries, like employment agencies, e-commerce and on-line catalogue companies including those working with e-commerce

- Physical travel agencies, which sell and distribute their products and services via traditional channels and/or via the Internet,

- Virtual travel agencies which sell and distribute their products and services solely via the Internet,

- Airlines or airline alliances which sell and distribute their products via the Internet,

- E-marketplaces that want to sell and distribute travel-related products via the Internet.

Our Products

ICI has two lines of products. Mermaid Gx is developed by the Company's own organization and MyEmemo which is developed by Aegis Systems, Inc.

Mermaid Gx.

The Management believes that Mermaid Gx will be one of the leading Open Source business solution for the airline and travel industry. Designed for the global marketplace.

The quality of the software a Company uses can determine its ability to gain new customers, offer extra and better service to its customers, control its costs and improve productivity. A major challenge is to be able to quickly implement


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new capabilities before the competitors. This distinguishes the customer oriented Company from the others. To accomplish this competitive edge a Company must be able to rely on an application with built in flexibility. The Management believes that Mermaid Gx can put ICI's customers ahead of their competitors now and in the future.

Mermaid Gx (C) is a 100% pure Java solution based on Oracle and PostgreSQL database technology.

      Mermaid Gx, Management believes, to be better than the competition because Mermaid Gx allows the customer to do more with less. This demonstrates the power and the simplicity of our open source and internet-based technology.

Numerous benefits will be automatically delivered in an Open Source environment, and the Management believes therefore that it will have significant product benefits compared to traditional solutions with weaker functionality and older technology.

For the Global Market

The evolving travel marketplace - even for smaller travel agencies - requires global abilities. One may need to provide additional languages - for customer and vendor interaction as well as agency staff and one may need (or want) to accept international currencies.

Mermaid Gx is designed to meet the following requirements:

-     Multi-Language for Documents and User Interface

-     Multi-Currency for transacting or reporting foreign currencies

-     Multi-Tax supporting different tax systems (Sales, VAT, and combinations)

-     Multi-Accounting interface.

- The products can be integrated with the leading standard finance packages, like Navision from Microsoft Business Solution, Oracle Financials from Oracle, Peoplesoft and the Financial applications from SAP.

List of Functionality

Mermaid Gx represents the state-of-the-art information technology with the most comprehensive range of business tools in order to enhance Front, Mid- and Back office solutions, tailored to meet the needs of the global travel and tourism industry. Mermaid Gx offers an extensive range of integrated services and functionality to support virtually any type of business transaction between suppliers, wholesalers, traditional and virtual travel agencies tour operators, airlines, consolidators and charter companies. The list of functionality covers:

-     Two way integration to airlines and CRS

-     Customer relationship management

-     Powerful workflow management and workgroup tools

-     MIS and BSP reporting


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-     Pre and past date history

-     Invoicing, itineraries and voucher

-     Stock control

-     Interface to major accounting packets

-     Interface to MS office, e-mail and fax

-     Fee, rebate and price management

-     Negotiated and private fares

-     Automated Quality control

-     Customer and traveller profiles

-     Order wizard

-     Bank and Credit Card clearing

-     BSP Ticket reconciliation

-     Commission Tracking

-     Multi Organization

-     Multi language

-     Multi TAX

-     Get started wizard

-     Windows and browser user interface

ICI will secure that all products are expandable, modular and designed to handle large transaction volumes.

ICI, through its portfolio of products that will be made available to the market, will be recognized as the Software Solution Provider (SSP) of Transaction Fulfillment Systems (TFS).

MyEmemo

MyEmemo is based on a new, patent-pending technology, called Anonymous Key Technology (AKT), which secures the transmission of digital information for e-commerce and electronic communications. This eliminates the cost and aggravation associated with all other solutions. Anonymous Keys are symmetric encryption keys generated by the characteristics of the individual user. Anonymous Keys can also support smart cards and biometrics where stronger authentication is required. Unlike public and private keys that are used in Public Key Infrastructure (PKI) solutions, Anonymous Keys need not be registered with third parties, can be changed at any time, and are never exchanged with other users. AKT utilizes symmetric encryption algorithms such as Blowfish and the new Advanced Encryption Standard (AES) that have been widely established, tested, and proven in the marketplace. By combining unique communication processes and Anonymous Keys, AKT protects the privacy and integrity of


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confidential data at all points in the communications process including the data residing with the user's computer, on the server, and at all points while in transit.

With AKT, MyEmemo provides solutions for securing communications that are easy to use, administer, manage and implement. First, individual characteristics are already understood and trusted by users and organizations. Second, from the server side, complex infrastructures are avoided even when expanding to a large number of users because no separate system is required to obtain, manage, or exchange keys. And third, the encryption and decryption processes are fast and not computationally intensive. As a result, AKT also offers unique advantages for the secure transmission of all types of digital communications, including wireless applications where bandwidth and processing power are limited. In essence, AKT provides the capability to communicate securely with anyone, from anywhere, at anytime.

MyEmemo has been developed to accept layered biometrics if needed. This allows MyEmemo to absolutely identify the individual that is accessing the system. Identity theft is virtually impossible in MyEmemo. Access to your data is based on the matching of your biometrics to those that were originally registered. MyEmemo is the first web-messaging system that can incorporate biometrics as the cornerstone of the security layer to protect the individual from compromise.

MyEmemo has incorporated file attachments into the system to provide another layer of functionality for the user. The unique feature is not that attachments can be added to messages, the uniqueness comes from the fact that the attachments are encrypted before they are sent and there are no file size restrictions.

LIST OF FUNCTIONALITY

MyEmemo is a full featured authenticated and encrypted web-messaging application designed to be globally deployable and completely secure. web based messaging is becoming increasingly prevalent as the need for constant interaction increases.

MyEmemo provides the ease of use associated with a web-messaging system, coupled with the ability to secure the system beyond the standard security measures prevalent on the Internet. The servers are protected by the Glacier system, which completely secures web application servers without compromising functionality.

Here are some of the features and functionalities on MyEmemo:


-     MyEmemo is a secure browser based messaging program.

- MyEmemo allows complete security in Internet messaging including attachments without the need for complex server architecture.

- MyEmemo can be installed corporately with full hierarchical access controls and will provide the highest level of encryption security, without the need of public keys or certificates.

-     MyEmemo does not require huge resources from the Company's IT-department.

-     MyEmemo does not require expensive hardware investments.


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-     MyEmemo eliminates SPAM because everybody is a "known" user of the system and there are no external users or connections to standard SPAM systems.

- MyEmemo is the only encrypted "messaging system" which allows users to see the message being encrypted as they initiate transmission providing you the full confidence in sending your message.

- MyEmemo messages are never stored or transmitted in an unencrypted state, providing complete peace of mind to the user and preventing unauthorized access. Because the encryption and decryption take place in volatile memory, there are no unencrypted files left as temporary files anywhere along the pathway. This latter point is extremely important because it allows travellers to use any computer without fear of leaving critical information behind when they leave.

-     MyEmemo has the "Mission Impossible" mandate - "Destroy after being read".

- MyEmemo has the "007" mandate - "For the recipients eyes only". The message cannot be forwarded to other users.

- MyEmemo in the corporate arena also incorporates some unique executive features. For example, if a user receives a MyEmemo message from a colleague, there is certainty of its origin, so SPAM is impossible. In the future it will be possible to determine the status of the MyEmemo as it passes through various stages. Senders are able to determine if the memo was received and read and whether the recipient subsequently deleted it. These features are critical in complex corporate, government and military sectors. At the same time, a sender can be certain that the only person that can view the memo is the recipient, thus situations like the source of unauthorized leaks of information can be easily detected.

- MyEmemo incorporates the following software: Glacier, IceCap and Crevasse in order to produce a system that is capable of delivering e-mail that is secure. Like the other systems, MyEmemo uses the new hybrid database system developed to ensure that the data cannot be compromised even if the server is stolen. Additionally, the data never traverses the Internet nor resides on the server in an unencrypted form. Temporary unencrypted files do not exist like they do with the use of PKI.

- The intent of MyEmemo is to have a very simple, yet powerful system that can be used for sensitive mail exchange irrespective of international boundaries.

- Mail from MyEmemo cannot be stored decrypted on the local computer, thus making it safe to collect the mail from any location and/or computer e.g. Airport, Internet cafe, Hotel, at home etc.

- MyEmemo can never be viewed by retrieving the URL from the computer memory or by any means available.

- MyEmemo can be printed if the individual requires a hardcopy, but it cannot be electronically saved in a decrypted state.

- In the unlikely event that a hacker is able to decrypt a message, that one message from a single user will be all the hacker is able to decrypt.


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      However, because the security is handled on the client side, all other transmissions of all other users and the server remain anonymous and safe. There is simply no opportunity to ever gain access to the security system employed on either of the two MyEmemo servers being used to store the data. On the server side, the data is stored in a neutral encryption state utilizing the Crevasse system.

Sales, Marketing and Support

The MyEmemo product is a typical product for third party distribution. We will, where we have our own offices, market the product through our own organization. The distribution will be covered by established channels throughout Europe, Asia/Pacific and the Middle East.

The support of sales, implementation, training and after sales support will be covered from the home office in Denmark and our regional offices, in order to give a service recognized as 24x7.

As the product is developed outside ICI, there will be established very tight links between ICI and the developer of the product. This will include close cooperation on both R&D and technical market support.

The Management in the individual subsidiaries will be responsible for sales in their market areas, reporting to the corporate manager of business and market development.

ICI concentrates it's marketing on securing as broad an information base as possible of the Company's total supply of solutions within the target group. This is done through sales programs aimed at the individual target group.

The ICI head administrative head office in Copenhagen lays down the general marketing strategy and provides support for the individual subsidiaries' marketing activities, including dissemination of press statements, preparation of brochures, planning and participation in exhibits, updating of the Company's homepage etc. In addition to this, the head office participates actively in coordinating the presentation to prospective international customers.

Customers

For MyEmemo ICI will concentrate on larger enterprises and their demand for secure global communication. The customers in this arena will typically demand solutions that are easy to implement, with minimal training required. The product must be easy to administrate with a profile that will make it fast and easy to deploy.

Additionally, the services offered by ICI regarding Mermaid Gx are aimed at both the segment of customers who need a global supplier and who have very specific requirements with respect to functionality and services. The system must also be usable for the very small customers who posses little understanding of IT and are restricted by limited resources.

Price structure for products and services

The MyEmemo pricing structure is based on the number of users. The price structure will make it easy to decide to implement the product, and since, the


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end user does not need significant capital investment, a high level of benefit to cost will propel the product into the marketplace with less effort.

The basis of ICI's price structure with the Mermaid Gx and MyEmemo products is to ensure long-term, continuous income. ICI will establish the prices for its products according to the following models:

The Mermaid Gx price model is used when the primary application of the standard product is aimed at the Internet. A price per transaction processed in the standard system is calculated, but often with an annual guaranteed minimum transaction volume. The transaction price is calculated on the basis of number of users, number of transactions and the level of required maintenance. The maintenance part of the agreement is compulsory on the part of the customer and it is calculated as a percentage of the annual guaranteed transaction fee. The notice of termination is in accordance with the terms of the transaction fee agreement.

Consultancy Services. Consultancy services for both product groups comprise, inter alia, project management, training, implementation, advisory services, specification, program modifications etc. and are settled in accordance with ICI's current hourly consultancy rates, which are estimated to be the average rates for local consultancy services within the industry.

Competition

MyEmemo - The market for web based secure messaging solutions does not have any dominating supplier. The market is characterized by two different technologies. One is PKI and the other one, AKT is utilized by MyEmemo.

The competitors use the PKI technology as the backbone in their solutions, a technology that is recognized as requiring a lot of overhead expense, both on the server side as well on the management side. All together the competitive products do not deliver the same price/performance as the MyEmemo product does. Further, it is believed that AKT technology provides superior protection from outside "hackers".

Mermaid Gx - The market for Transaction Fulfillment Services and solutions for the travel agencies and airlines is dominated by a small number of global suppliers. In the particular local markets there are competitors of varying importance, depending on the composition and volume of the market.

The competitive situation on the individual local markets varies traditionally from one geographical area to the next. The Asian market is, for example, characterized by a very strong connection to ABACUS(R), which is the local GDS distributor of the Sabre(R) reservation system. In Europe the dominating GDS's are Galileo and Amadeus, and the trend is that they will share the European market place between themselves, having Sabre coming as the preferred supplier of reservation systems aimed at Tour Operators. In the Pacific area the picture is the same with Sabre having a more equal position to Galileo and Amadeus. In North America, Sabre has a very strong position together with Galileo. .

The global competitors may be divided into two groups:

GDS's, which are primarily based on sale of their strategic products within distribution but which at the same time secure indirect influence on the market for administrative mid and back office solutions for handling parts of the Transaction Fulfillment process through partner agreements and/or investments in system suppliers. This is primarily done to ensure control of the entire value


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chain from request to booking and production of documents, to the settlement itself. The GDS's do not exercise any direct competition but only indirect competition through partner agreements and shareholdings in other system suppliers.

Suppliers, which primarily operate according to the same principles as ICI, i.e. system suppliers which have developed, sold and implemented different kinds of mid and back office solutions based on market requirements.

ICI's competitors do not have products available utilizing these new technologies, and it is expected that these advanced type of products will be the industry foundation as the market place moves towards more flexible and cost effective solutions.

Product and Market Strategy

ICI has determined that it will have the leading product offerings within secure web-messaging systems and Travel Market Transaction Fulfillment in the market and considers it likely that it will be able to maintain this position through continued intensive product development and acquisitions.

Employees

None of the ICI employees are covered by a collective bargaining agreement.

ICI believes that it maintains good relations with its employees.

Facilities

ICI currently leases office space in Sarasota, Florida - Copenhagen, Denmark - Sydney, Australia, and Singapore which is used for its administrative offices. The leases expire at different dates with renewal options.

ICI believes that suitable additional or alternative space will be available on commercially reasonable terms as needed.

Legal Proceedings

ICI is not a party to any material litigation or legal proceedings.

Property

ICI owns no property.


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ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion should be read in conjunction with the financial statements and accompanying notes included elsewhere in this Registration Statement.

General

ICI expects to expand its relationships with other companies in the future to gain access to additional products.

ICI expects to experience growth in revenues every year in the years to come, but there can be no assurance that, in the future, ICI will sustain revenue growth or achieve profitability.

ICI's results of operations may fluctuate significantly from period-to-period as the result of several factors, including: (i) whether and when new products are successfully developed and introduced, (ii) market acceptance of current or new products, (iii) seasonal customer demand, (iv) whether and when ICI receives R&D milestone payments and license fees from customers, (v) changes in reimbursement policies for the products that ICI sells, (vi) competitive pressures on average selling prices for the products that ICI sells, and (vii) changes in the mix of products that ICI sells.

Results of Operations

The Company has only recently commenced operations following the Merger dated March 27, 2002, and as such has no significant operating history. The Company officially commenced operations as of June 30, 2002.

Liquidity and Capital Resources

The Company is currently financing its operations primarily through funds having been received from private investors. Management believes that the Company will need to acquire bank or other institutional loans and/or sell additional equity securities in fiscal year 2003 to maintain sufficient liquidity to achieve the Business Plan.

Controls and Procedures

The executive officers believe that the Company has adequate controls and systems in place to ensure effective disclosure of the Company's condition in the future reporting periods.

Forward-looking Statements and Risk Factors

This Registration Statement includes statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1934, as amended, including statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All statements other than historical acts contained in this Registration Statement, including, without limitation, statements regarding future product developments, acquisition strategies, strategic partnership expectations, technological developments, the availability of necessary software, research and development


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programs and distribution plans, are forward-looking statements.

All forward-looking statements included in this Registration Statement are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such forward-looking statements. Although the Company believes that the assumptions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct or that the Company will take any actions that may presently be planned.

Certain factors that could cause actual results to differ materially from those expected include the following:

Future Capital Needs; Uncertainty of Additional Funding. The Company has incurred negative cash flow from start-up operations since the merger, March 27, 2002. There can be no assurance that the Company will be able to generate positive cash flow to fund its operations in the near future. If the Company is not able to operate profitably and generate a positive cash flow it may need to raise additional capital to fund its continuing operations.

If the Company needs additional financing to meet its requirements, there can be no assurance that it will be able to obtain such financing on terms satisfactory to it, if at all. Alternatively, any additional equity financing will cause dilution to existing stockholders. Debt financing, if available, may include restrictive covenants. If adequate funds are not available, the Company might be required to limit its research and development activities as well as ongoing marketing of its products and services, which could have a material adverse effect on the future of the Company's business.

Dependence on Third Parties for Supply of Technology. The Company will continue to rely on present and future Third Party partners for the development of products and technologies. There can be no assurance that the Company will be able to negotiate future such arrangements on acceptable terms, if at all, or that current or future arrangements will be successful. To the extent that the Company is not able to establish such arrangements, it could experience increased capital requirements or be forced to undertake such activities at its own expense. The amount and timing of resources that any of these partners devotes to these activities will generally be based on progress by the Company in its product development efforts. With respect to any products developed by third parties, there can be no assurance that any third-party products will perform acceptably or that failures by third parties will not delay the submission of products or impair the Company's ability to deliver products on a timely basis.

No Assurance of Successful or Timely Development of Additional Products. The Company's business strategy includes the development of additional products and services. The Company's success in developing new products and services will depend on its ability to achieve technological advances and to translate these advances into commercially competitive products on a timely basis. Development of new products requires significant research, development and testing efforts. The Company will have limited resources to devote to the development of products and, consequently, a delay in the development of one product or the use of resources for product development efforts that prove unsuccessful may delay or jeopardize the development of other products. Any delay in the development, introduction and marketing of future products could result in such products being marketed at a time when their cost and performance characteristics would


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not enable them to compete effectively in their respective markets. If the
Company is unable, for technological or other reasons, to complete the development and introduction of any new product or if any new product is not approved or cleared for marketing or does not achieve a significant level of market acceptance, the Company's results of operation could be materially and adversely affected.

Dependence on Distribution Partners for Sales of Software Products in International Markets. The Company will enter into distribution agreements with partners in which ICI has granted distribution rights for certain ICI products to these partners within specific international geographic areas. Pursuant to these agreements, the Company's partners have certain responsibilities for market development, promotion, and sales of the products. If any of these partners fails to perform its contractual obligations or terminates its agreement, this could have a material adverse effect on the Company's business, financial condition and results of operation.

The Company intends to expand its distribution network into additional countries and into different market segments. There can be no assurance that ICI will be successful in the expansion of the distribution network, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operation.

Risks Regarding Potential Future Acquisitions. The Company's growth strategy includes as a material element the desire to acquire complementary companies, products or technologies. The Company has not targeted any acquisition candidates and there is no assurance that the Company will be able to identify appropriate companies or technologies to be acquired, or to negotiate satisfactory terms for such an acquisition. Moreover, the Company's ability to effect acquisitions in exchange for the Company's capital stock will depend upon the market prices for the Common Stock. If the Company does complete one or more acquisitions, a number of risks arise, such as short-term negative effects on the Company's reported operating results, diversion of management's attention, unanticipated problems or legal liabilities, and difficulties in the integration of potentially dissimilar operations. The occurrence of some or all of these risks could have a material adverse effect on the Company's business, financial condition and results of operations.

Dependence on Suppliers. Although the Company believes that it can substitute a supplier with respect to software products within a timely manner, there can be no assurances that the Company will be able to substitute a new supplier in a timely manner and failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

Seasonality of Products; Quarterly Fluctuations in Results of Operations. The Company's revenue and operating results may in the future be subject to quarterly fluctuations. The Company's products may demonstrate a high degree of seasonality. There can be no assurance that such seasonality in the Company's results of operations will not have a material adverse effect on the Company's business.

Dependence on Key Personnel. Because of the specialized nature of the Company's business, the success of the Company will be highly dependent upon its ability to attract and retain qualified software developers and executive personnel. There can be no assurance that the Company will be successful in attracting and retaining such skilled personnel, who are generally in high demand by other companies. The loss of, inability to attract, or poor performance by key


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personnel and executive personnel may have a material adverse effect on the
Company's business, financial condition and results of operations.

Limited Public Market; Possible Volatility in Stock Prices; Penny Stock Rules. There has, to date, been no active public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained. Moreover, the over-the-counter markets for securities of very small companies, such as the ICI, historically has experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in the Company's industry and the investment markets and economic conditions generally, as well as quarterly variation in the Company's results of operations, may adversely affect the market price of the Company's Common Stock. In addition, the Company's Common Stock is subject to rules adopted by the Securities and Exchange Commission regulating broker-dealer practices in connection with transactions in "penny stocks." As a result, many brokers may be unwilling to engage in transactions in the Company's Common Stock because of the added disclosure requirements.


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ITEM 3. DESCRIPTION OF PROPERTY

See description set forth in "Part I. Item 1. Description of Business - Facilities."

PRINCIPAL STOCKHOLDERS

Item 4. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 4, 2003 for (a) each person (or group of affiliated persons) is known by the Company to own beneficially more than 5% of the Common Stock, (b) each of the Company's Directors, (c) each of the Named Executive Officers and (d) all Directors and current executive officers of the Company as a group. Except as otherwise noted, the Company believes that the persons or entities in this table have sole voting and investing power with respect to all the shares of Common Stock owned by them.

                                                                      ---------------------------
                                                                       Shares Beneficially Owned
-------------------------------------------------------------------------------------------------
                      Name of Beneficial Owner                          Number         Percentage
-------------------------------------------------------------------------------------------------

Ramas International A/S                                               29,635,499         29.64%

Other shareholders holding less than 5% including treasury shares     70,364,501         70.36%

Of which all Directors and current Executive Officers as a group
which are included above.                                             51,292.521         51.29%

-------------------------------------------------------------------------------------------------


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MANAGEMENT

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers and members of the Board of Directors of the Company as of April 1, 2003:

--------------------------------------------------------------------------------
Name                  Age   Position
--------------------------------------------------------------------------------

Rene A. Moller        50    President, CEO and Chairman of the Board

Jan Borregaard-Otzen  53    Executive Vice President and Member of the Board

Ulf Steenholt         65    Chief Financial Officer, Secretary and Member of the
                            Board

Flemming Sogaard      67    Member of the Board and Chairman of the Audit
                            Committee

David Olund           43    Member of the Board and the Audit Committee

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Rene A. Moller
--------------------------------------------------------------------------------

Born                   14 September 1952.

Education              Computer Science at the Copenhagen University and Various
                       Bachelor Courses.

Background             25 years of experience within the software and IT
                       industry. Management, sales and technology.

Responsibilities       President and CEO.
                       Chairman of the Board of Directors.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Jan Borregaard-Otzen
--------------------------------------------------------------------------------

Born                   12 October 1949.

Education              General Certificate of education A level DiEU, Management
                       Course and Various Bachelor Courses.

Background             27 years experience within IT and travel industry. Sale/
                       marketing, Sales management, Business Development.

Responsibilities       Executive Vice President, Business Development.
                       Member of the Board of Directors
--------------------------------------------------------------------------------


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

--------------------------------------------------------------------------------
Ulf Steenholt
--------------------------------------------------------------------------------

Born                   24 December 1937

Education              Bachelor of Commerce Management and Accounting.

Background             30 years of financial experience within: Accounting,
                       Administration, Financing, Group Controller.

Responsibilities       Chief Financial Officer and Secretary.
                       Member of the Board of Directors.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Flemming Sogaard
--------------------------------------------------------------------------------

Born                   23 October 1935.

Education              Degree in Engineering.
                       Degree in Business Administration.

Background             35 years of business experience within:
                       Engineering, construction, project management and financial services

Responsibilities       Member of the Board of Directors.
                       Chairman of the Audit Committee.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
David Olund
--------------------------------------------------------------------------------

Born                   7 April 1959.

Education              High School, Venice, Florida. College, Chicago, IL.
                       Numerous Financial Services Industry and Courses and
                       Seminars completed.

Background             20 years of business experience within:
                       Financial services and Investment Banking.

Responsibilities       Member of the Board of Directors.
                       Member of the Audit Committee.
--------------------------------------------------------------------------------

The Company has employment agreements with the Named Executive Officers. See "Part I. Item 5. Directors and Executive Officers

The Company currently does not have any equity incentive or stock purchase plans in place with executives.

Term of Directors

Each Director serves for a term of one year or until the Director's successor is duly elected, appointed or seated.


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

Directors Compensation

Members of the Board of Directors currently receive a compensation of USD 1,000 quarterly for service on the Board of Directors or any committee thereof. Directors may be reimbursed for certain expenses in connection with attendance at Board meetings.

ITEM 6. EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by the Company for the fiscal years ended December 31, 2001 and 2000 to the Company's Chief Executive Officer and the two other executive officers for services rendered to the Company during such fiscal years (collectively, the "Named Executive Officers").

                          Executive Compensation Table

                               Annual Compensation

--------------------------------------------------------------------------------
Name and Principal Position                          Fiscal Year         Salary
--------------------------------------------------------------------------------

Bradford L. Tolley, President                            2001              0
                                                         2000              0

Barbara L. Tolley, Vice President                        2001              0
                                                         2000              0

Michele E. Andre, Secretary                              2001              0
                                                         2000              0
--------------------------------------------------------------------------------


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

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has the following relationships with certain of its stockholders, Directors and affiliates.

Option Agreement

The Company is not party to any Option Agreement.

Contingent Common Stock

Under the terms of the Merger Agreement, the current shareholders of Safe Technologies International, Inc. are entitled to receive up to an additional 4,000,000 shares of Common Stock.

The Contingent Shares are issuable to the current shareholders of Safe Technologies International, Inc. without payment of additional consideration. The current shareholders of Safe Technologies International, Inc. may not assign, sell, transfer, pledge or otherwise hypothecate or encumber their right to receive Contingent Shares; they may, however, transfer their right to receive Contingent Shares by will, gift and laws of descent and intestacy.

The following table sets forth the number of shares of Common Stock that will be held by the persons indicated as of April 4, 2003, assuming that all of the 4,000,000 shares of contingent Common Stock had been issued on such date to the former shareholders of Safe Technologies International, Inc.

            Shares Beneficially Owned After Contingent Stock Issuance

--------------------------------------------------------------------------------
Name of Beneficial Owner                                  Number      Percentage
--------------------------------------------------------------------------------

Ramas International A/S                                  29,635,499     29.64%

Other shareholders and those holding less than 5%
including treasury shares                                70,364,501     70.36%

Total                                                   100,000,000    100.00%

Directors and current Executive Officers as a group      51,292,521     51.29%
--------------------------------------------------------------------------------


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

ITEM 8. DESCRIPTION OF SECURITIES

The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Articles, Bylaws and Certificate of Designation, which have been filed as exhibits to this Registration Statement.

The Company's authorized capital stock consists of 250,000,000 shares of Common Stock, $0.000001 par value. As of April 4, 2003 there were approximately 20 share holders of the Company's Common Stock. After the distribution the Company will have approximately 10,000 shareholders.

Common Stock

The holders of Common Stock are entitled to one vote for each share of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of Directors, and as a consequence, minority stockholders will not be able to elect Directors on the basis of their votes alone.

Dividend Policy

All shares of ICI Common Stock are entitled to participate pro-rata in dividends when and as declared by our Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. We have not paid any dividends since our inception and we presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of our Common Stock will be declared in the foreseeable future. Any future dividends will be subject to the discretion of the Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of ICI, our capital requirements, general business conditions and other pertinent factors. Therefore, there can be no assurance that any dividends on our Common Stock will be paid in the future.

In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

All outstanding shares of Common Stock are fully paid and non-assessable.

Market information

There is currently no public market for the common stock being distributed and no assurance can be given that a market will develop upon completion of the distribution. Further, should a market develop, no assurance can be given that it will be sustained. For this reason, recipients of the common stock in the Distribution may have difficulty selling such shares.

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

THE DISTRIBUTION

SELLING SHAREHOLDER

SafeTech, as selling shareholder, is distributing 4,000,000 shares of the total of 8,000,000 shares of ICI common stock it owns to SafeTech's shareholders on a pro-rata basis. After the distribution SafeTech will continue to own 4,000,000 shares of ICI common stock.

METHOD OF DISTRIBUTION

Upon confirmation of their ownership of shares of the ICI common stock, said shares will be available for distribution to holders of SafeTech common stock of record as of the close of business on the record date as soon as possible following the effective date of this prospectus.

ICI COMMON STOCK SUBJECT TO DISTRIBUTION

As of the date of this prospectus, the 4,000,000 of ICI shares to be distributed to the shareholders of SafeTech are owned by SafeTech. The shares will be distributed on a pro rata basis to all shareholders of record of SafeTech on the record date. The number of shares distributable to each shareholder will be determined by multiplying the total number of ICI shares to be distributed by the ratio of the shares of SafeTech common stock held by each SafeTech shareholder to the total number of shares of SafeTech common stock outstanding on the record date. No fractional shares of ICI will be issued. In the event any shareholder of SafeTech would be entitled to receive a fractional share of ICI, their ICI shares will be rounded up to the next full share.

Additionally, the Company is registering 10,000,000 shares of Treasury Stock to be sold to the public on a best efforts basis.


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

GLOSSARY

--------------------------------------------------------------------------------
Term                         Description
--------------------------------------------------------------------------------
ABACUS                       Distributor of Sabre in Asia. (See GDS)
--------------------------------------------------------------------------------
AES                          Advanced Encryption Standard
--------------------------------------------------------------------------------
Agent                        IATA approved travel agency
--------------------------------------------------------------------------------
AKT                          Anonymous Key Technology. Anonymous Keys are
                             symmetric encryption keys generated by the
                             characteristics of the individual
--------------------------------------------------------------------------------
Amadeus                      See GDS
--------------------------------------------------------------------------------
Apollo                       See GDS
--------------------------------------------------------------------------------
ASP                          Application Service Provider is a supplier
                             (enterprise) making applications available to
                             external users via the internet against payment,
                             e.g. on a hire basis or on a transaction basis.
                             ASP is also called eSourcing.
--------------------------------------------------------------------------------
Biometrics                   Identification using the biometrics from each
                             single individual.technology that is securing privacy to the largest extend.

--------------------------------------------------------------------------------
Blowfish                     Is a symmetric encryption algorithm used in AKT
--------------------------------------------------------------------------------
BSP                          "Bank Settlement Plan" - the IATA authorised body
                             arranging for payment for services (air transport,
                             etc.) between Airline/Agent/Credit card company.
--------------------------------------------------------------------------------
Commission Cuts              Reduction in the commission paid by, for example,
                             the Airline to Agents for carrying out the sales
                             process and handling Transaction Fulfilment
                             Services
--------------------------------------------------------------------------------
CRM                          Custom Relation Management. System designed to
                             handle and promote customer service and
                             administration
--------------------------------------------------------------------------------
e-commerce                   Commerce using electronic communication between
                             buyer and seller
--------------------------------------------------------------------------------
ERP                          Enterprise Resource Planning - General term used
                             for systems designed to manage enterprises'
                             Finance, materials and production management
--------------------------------------------------------------------------------
Galileo                      See GDS
--------------------------------------------------------------------------------
GDS                          Global Distribution Services. Enterprises providing
                             booking services to a large group of global and
                             local suppliers.
--------------------------------------------------------------------------------
Glacier                      is a top-layer product that is designed explicitly
                             to remove the threat of intruders breaking in and
                             compromising a UNIX or Linux server
--------------------------------------------------------------------------------
IATA                         The International Air Transport Association.
                             Association of major airlines in the world
--------------------------------------------------------------------------------
IceCap                       is a set of software programs that allow secure
                             commerce on the Internet
--------------------------------------------------------------------------------
IT                           Information technology.
--------------------------------------------------------------------------------
The Airlines                 Most of them are members of IATA and have air
                             transport of passengers and cargo as their most
                             important business area.
--------------------------------------------------------------------------------


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

--------------------------------------------------------------------------------
Mid and back office          Solutions which perform all the administrative
solutions                    tasks of an Agent, from the moment a reservation is
                             made and until the related account receivable
                             payment is made and recorded in the financial
                             accounting system.
--------------------------------------------------------------------------------
MIS systems                  Management tools for simpler information collection
                             in an enterprise.
--------------------------------------------------------------------------------
PKI                          Public Key Infrastructure
--------------------------------------------------------------------------------
Oracle                       Database system from Oracle Inc.
--------------------------------------------------------------------------------
R&D                          The research and Development department in an
                             enterprise.
--------------------------------------------------------------------------------
Travel documents             General term used for e.g. air tickets,
                             itineraries, hotel/car hire documents
--------------------------------------------------------------------------------
Sabre                        See GDS
--------------------------------------------------------------------------------
Java                         Public domain operating system-independent
                             development language using primarily in connection
                             with development of Internet applications.
--------------------------------------------------------------------------------
Ticketing                    Ticket issuing no matter whether it is based on
                             the airlines' systems or neutral BSP controlled
                             systems - Neutral Ticketing
--------------------------------------------------------------------------------
TMS                          Travel Management Services. Is an area which
                             includes services within e.g. management of travel
                             policy and internet-based bookings.
--------------------------------------------------------------------------------
Transaction                  See Transaction Fulfillment Service
--------------------------------------------------------------------------------
Tour                         products Mid and back office systems designed
                             specially for Agents in the holiday travel sector.
--------------------------------------------------------------------------------
Travel Management            Includes e.g. those areas of services and products
Transaction                  which are within the management of travel policies,
                             internet based booking and electronic travel
                             settlement.
--------------------------------------------------------------------------------
Travel Management            Includes e.g. those areas of services and products
                             which are within the management of travel policies,
                             internet based booking and electronic travel
                             settlement.
--------------------------------------------------------------------------------
Fulfillment Service          Services where the service provider handles all
                             derived activities in connection with the booking
                             of a tour.
--------------------------------------------------------------------------------
web                          Is usually used in connection with World Wide Web,
                             being another term for internet
--------------------------------------------------------------------------------
web-messaging                Electronic mail communication using the browser on
                             your PC

--------------------------------------------------------------------------------
Worldspan                    See GDS
--------------------------------------------------------------------------------


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

PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

The Common Stock has not been traded before on the OTC Bulletin Board(R).

On April 4, 2003 there were approximately 20 holders of record of the Common Stock.

To date, the Company has not paid any dividends on its Common Stock, and the Board of Directors of the Company does not currently intend to declare cash dividends on the Common Stock. The Company instead intends to retain its earnings to support the growth of the Company's business.

Any future cash dividends would depend on future earnings, capital requirements and the Company's financial condition and other factors deemed relevant by the Board of Directors.

ITEM 2. LEGAL PROCEEDINGS

ICI is not a party to any material litigation or legal proceedings.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

Merger Transaction

In March 27, 2002, the Company was obliged to issue in a private transaction 8,000,000 shares of Common Stock and 92,000,000 shares of Common Stock in connection with the merger of the Company with PCS. Such shares will be issued to security holders of Safe Technologies International, Inc. and ProCon Systems ApS in exchange for all of the outstanding securities of Internet Commerce, Inc. Such shares will be issued in reliance upon exemptions from the registration requirements of Section 5 of the Act provided by Rule 506 of Regulation D under the Act, complying with each of the following requirements of Rule 506:

Limited Number of Purchasers. The Merger involved less than 35 purchasers.

Nature of Purchasers. Each of the shareholder purchasers was fully versed in the business affairs and financial condition of ICI, being either an officer, Director, long-time shareholder or long-time employee of ICI. Each such shareholder had received regular quarterly financial reports from management


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

regarding ICI's performance, and to management's knowledge and belief based on reasonable inquiry, each was capable of evaluating the merits and risks of the Merger based on his or her business and financial experience. Because the Company had no significant business activity prior to the Merger, an investment in the post-Merger Company was essentially an investment in ICI and its business. All shareholder purchasers were given the opportunity to ask questions to management regarding the terms of the Merger.

General Conditions of Rule 506 Satisfied. Each of the general conditions to the availability of Rule 506 was satisfied by the Merger. Request for approval of the Merger was accompanied by a detailed information statement describing the material terms and conditions of the Merger and containing the information specified by Rule 502(b)(2)(i) of Regulation D to the extent material to the an understanding of the issuer, its business and the securities being offered.

The Merger was not offered by any form of general solicitation or general advertising. Finally, each of the shares issued in the Merger to ICI shareholders were made subject to strict limitations on resale, including a mandatory one-year holding period, written disclosure to each recipient that the shares to be received had not been registered under the Securities Act and therefore could not be resold absent registration or availability of an exemption from registration under the Act, and placement of a restrictive legend setting forth the foregoing restrictions on transfer.

Statutory Dissenter's Rights Provided. In addition to complying with the strict provisions of Rule 506, pursuant to state law statutory requirement, each ICI shareholder was provided with the opportunity to dissent from the Merger and receive the fair value of his or her ICI common stock. The information statement included a detailed description of the statutory procedure for exercising one's dissenter's rights. No ICI shareholder exercised dissenter's rights.


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

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Since ICI is incorporated in the State of Florida, the Florida Business Corporation Act governs the indemnification provisions of Internet Commerce, Inc.. Subsection (1) of Section 607.0850 of the Florida Business Corporation Act ("BCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a Director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (2) of Section 607.0850 of the BCA empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought, or any other court of competent jurisdiction, shall determine that despite the adjudication of liability, but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

BCA Section 607.0850 further provides that indemnification provided for by
Section 607.0850 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and empowers the corporation to purchase and maintain insurance on behalf of a Director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in the capacities set forth above, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 607.0850.

Our Articles of Incorporation and By-laws provide that we will indemnify those persons entitled to be indemnified, to the fullest extent permitted by the BCA.

There is no pending litigation or proceeding involving a Director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any Director or officer.


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

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a Director, officer or controlling person of ICI in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is ICI public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of ICI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Legal matters

W.R. Klein, Esq. of W.R. Klein P.A., Sarasota, Florida, will render an opinion concerning the legality of the shares being distributed hereby.

Auditors

The ICI financial statements for the years ended December 31, 2001 and 2000 included in this Prospectus have been audited by Michaelson & Co., P.A., Independent Certified Public Accountants, as set forth in their report appearing herein.

Were you can find more information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information about ICI and the securities offered under this prospectus, you should review the registration statement and the exhibits and schedules filed as a part of the registration statement. The registration statement and its exhibits and schedules may be inspected without charge at the


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

public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W, Washington, D.C. 20549. Copies may be obtained from the Securities and Exchange Commission after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including ICI, that file electronically with the Securities and Exchange Commission. The address of this web site is www.sec.gov. You may also contact the Securities and Exchange Commission by telephone at (800) 732-0330.


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

                             INTERNET COMMERCE, INC.
                                AND SUBSIDIARIES

                                 EXAMINATION OF
                                  CONSOLIDATED
                              FINANCIAL STATEMENTS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 2001 AND 2000

INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----

Independent Auditors' Report                                               1

Consolidated Financial Statements:

         Balance Sheets                                                    2

         Statements of Operations                                          3

         Statements of Changes in Stockholders' Equity                     4

         Statements of Cash Flows                                          5

Notes to Consolidated Financial Statements                               6 - 10

Independent Auditors' Report

To the Board of Directors and Shareholders
Internet Commerce, Inc. and Subsidiaries
Sarasota, Florida

We have audited the accompanying consolidated balance sheets of Internet Commerce, Inc., a Florida corporation, and subsidiaries, as of December 31, 2001 and 2000 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Internet Commerce, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

March 20, 2003                                 Michaelson & Co., P.A., C.P.A.
                                               West Palm Beach, FL

             INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   CONSOLIDATED BALANCE SHEETS
               DECEMBER 31, 2001 AND 2000 (AUDITED)
            AND NOVEMBER 30, 2002 AND 2001 (UNAUDITED)
                (See Independent Auditor's Report)

                                                                 11/30/2002       11/30/2001    12/31/2001      12/31/2000
                                                                 ----------       ----------    ----------      ----------
                                                                 (Unaudited)      (Unaudited)    (Audited)       (Audited)

ASSETS:
CURRENT ASSETS:
   Cash                                                          $     1,263       $    214       $    198       $    620
   Accounts Receivable (net of allowance for doubtful accounts
       of $0 as of November 30, 2002)                                709,924             --             --             --
                                                                 -----------       --------       --------       --------

             TOTAL CURRENT ASSETS                                    711,187            214            198            620
                                                                 -----------       --------       --------       --------

PROPERTY & EQUIPMENT:
   Fixed assets (net of accumulated depreciation of $35,091 as
       of November 30, 2002)                                          18,789             --             --             --
   Leasehold improvements (net of accumulated amortization of
       $4,742 as of November 30, 2002)                                 2,087             --             --             --
                                                                 -----------       --------       --------       --------

             TOTAL FIXED ASSETS                                       20,876             --             --             --
                                                                 -----------       --------       --------       --------

OTHER ASSETS
   Goodwill (net of accumulated amortization of $31,588 as of
      November 30, 2002)                                             726,483             --             --             --
   Prepaid expenses                                                   10,895             --             --             --
   Deposits                                                           15,667             --             --            292
                                                                 -----------       --------       --------       --------

             TOTAL OTHER ASSETS                                      753,045             --             --            292
                                                                 -----------       --------       --------       --------

TOTAL ASSETS                                                       1,485,108            214            198            912
                                                                 ===========       ========       ========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY:

LIABILITIES:
CURRENT LIABILITIES:
    Accounts payable                                                  21,908             --             --             --
    Accrued expenses                                                 109,406             --             --             --
    Related party payables                                             2,520         16,673         16,673         16,173
    Other current liabilities                                        744,763             --             --             --
                                                                 -----------       --------       --------       --------

           TOTAL LIABILITIES                                         878,597         16,673         16,673         16,173
                                                                 -----------       --------       --------       --------

 STOCKHOLDERS' EQUITY:
    Common Stock (par value $0.000001, 250,000,000 shares
       authorized, 100,000,000 shares issued and 56,647,556
       shares outstanding)                                               100            100            100            100
    Treasury stock                                                       (43)
    Additional paid-in capital                                       245,610
    Retained earnings                                                360,844        (16,559)       (16,575)       (15,361)
                                                                 -----------       --------       --------       --------

           TOTAL STOCKHOLDERS' EQUITY                                606,511        (16,459)       (16,475)       (15,261)
                                                                 -----------       --------       --------       --------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $ 1,485,108       $    214       $    198       $    912
                                                                 ===========       ========       ========       ========

               See Accompanying Summary of Accounting Policies and
                   Notes to Consolidated Financial Statements

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (AUDITED)
     AND FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001 (UNAUDITED)
                       (See Independent Auditor's Report)

                                           Eleven         Eleven
                                        Months Ended   Months Ended
                                         11/30/2002     11/30/2001        2001           2000
                                         ----------     ----------        ----           ----
                                         (Unaudited)    (Unaudited)     (Audited)      (Audited)

REVENUES:
    Fee Income                           $   635,196    $         9    $         9    $     2,700
    Consulting fees income                    80,360             --             --             --
                                         -----------    -----------    -----------    -----------

       Total Revenues                        715,556              9              9          2,700
                                         -----------    -----------    -----------    -----------

GENERAL AND ADMINISTRATIVE EXPENSES:
   Marketing & Selling Expenses                  202             --             --             --
   Bank Charges                                   --            181            198            193
   Payroll Expenses                           70,205             --             --             --
   Travel Expenses                             7,550             --             --             --
   Computer Expenses                           2,604             --             --             --
   Credit Card Fees                               --             --             --            120
   Depreciation & Amortization                36,619             --             --             --
   Taxes & Licenses                               --             --             --            100
   Web Site Expense                               --             --             --          1,300
   Miscellaneous                                 582             --             --             --
   Office Expenses                            20,823            150            150            820
   Professional Fees                         172,605             --             --             --
   Telephone Expense                              --             --             --            456
   Rent Expense                               23,241            875            875          2,624
                                         -----------    -----------    -----------    -----------

       Total General & Admin. Expenses       334,431          1,206          1,223          5,613
                                         -----------    -----------    -----------    -----------

OTHER INCOME & (EXPENSES):
   Interest and Other Income                     769             --             --             --
   Interest and Other Expense                 (4,475)            --             --             --
                                         -----------    -----------    -----------    -----------

NET INCOME (LOSS)                        $   377,419    $    (1,197)   $    (1,214)   $    (2,913)
                                         ===========    ===========    ===========    ===========

              See Accompanying Summary of Accounting Policies and
                   Notes to Consolidated Financial Statements

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 (AUDITED)
       AND THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001 (UNAUDITED)
                       (See Independent Auditor's Report)

                                                COMMON STOCK           TREASURY STOCK       PAID IN      RETAINED
                                              SHARES      AMOUNT      SHARES     AMOUNT     CAPITAL      EARNINGS         TOTAL
                                            -----------   ------    ----------   ------    ----------   ----------    ----------

BALANCE AT DECEMBER 31, 1999                100,000,000   $  100            --   $    0    $       --   $  (12,449)   $  (12,349)

Net (loss)                                                    --            --       --            --       (2,913)       (2,913)
                                            -----------   ------    ----------   ------    ----------   ----------    ----------

BALANCE AT DECEMBER 31, 2000                100,000,000      100            --        0             0      (15,362)      (15,262)

Net (loss)                                           --       --            --       --            --       (1,214)       (1,214)
                                            -----------   ------    ----------   ------    ----------   ----------    ----------

BALANCE AT DECEMBER 31, 2001                100,000,000      100            --        0            --      (16,575)      (16,475)

Acquisition of treasury shares in
    exchange for cash, May 2002                                     43,352,444      (43)                        --           (43)

Cash contributions from shareholders                                                          245,610                    245,610

Net income                                                                                                 377,419       377,419
                                            -----------   ------    ----------   ------    ----------   ----------    ----------

BALANCE AT NOVEMBER 30, 2002                100,000,000   $  100    43,352,444   $  (43)   $  245,610   $  360,844    $  606,511
                                            ===========   ======    ==========   ======    ==========   ==========    ==========

              See Accompanying Summary of Accounting Policies and
                   Notes to Consolidated Financial Statements

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
           AND FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

                                                         Eleven Months   Eleven Months
                                                            Ended           Ended
                                                          11/30/2002      11/30/2001      2001       2000
                                                          ----------      ----------      ----       ----

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                         $ 377,419       $(1,197)      $(1,214)   $(2,913)
Adjustments to reconcile net income (loss) to
    net cash provided (used) by operating activities:
  Depreciation and amortization                              36,619            --            --         --
  (Increase) decrease in accounts receivable               (709,924)           --            --      1,100
  (Increase) decrease in prepaid expenses                   (10,895)           --            --         --
  (Increase) decrease in deposits                           (15,667)          291           291       (291)
  Increase (Decrease) in accounts payable                    21,908            --            --        (36)
  Increase (Decrease) in accrued expenses                   109,406            --            --         --
  Increase (Decrease) in other current liabilities          744,763            --            --         --
  Increase (Decrease) in related party payables             (14,153)          500           500      2,244
                                                          ---------       -------       -------    -------

  NET CASH PROVIDED BY (USED BY)
      OPERATING ACTIVITIES                                  539,476          (406)         (423)       104
                                                          ---------       -------       -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of goodwill                                     (758,070)           --            --         --
  Purchase of fixed assets                                  (25,907)           --            --         --
                                                          ---------       -------       -------    -------

  NET CASH (USED BY) FINANCING ACTIVITIES                  (783,977)           --            --         --
                                                          ---------       -------       -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in common stock                                       --            --            --         --
  (Increase) in treasury stock                                  (43)
  Increase in additional paid-in capital                    245,610            --            --         --
                                                          ---------       -------       -------    -------

  NET CASH PROVIDED BY FINANCING ACTIVITIES                 245,567            --            --         --
                                                          ---------       -------       -------    -------

NET INCREASE (DECREASE) IN CASH                               1,066          (406)         (423)       104

CASH AT BEGINNING OF PERIOD                                     197           620           620        516
                                                          ---------       -------       -------    -------

CASH AT END OF PERIOD                                     $   1,263       $   214       $   197    $   620
                                                          =========       =======       =======    =======

               See Accompanying Summary of Accounting Policies and
                   Notes to Consolidated Financial Statements

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

      Nature of Business:

      Internet Commerce, Inc. ("the Company") is a corporation headquartered in Sarasota, Florida, specializing in developing and marketing software products.

      Organization:

      The Company was incorporated under the laws of the State of Florida in May 21, 1998. On March 27, 2002, the Company (which was a wholly-owned subsidiary of Safe Technologies International, Inc.) completed a reverse merger with ProCon Systems ApS ("ProCon"), a Danish corporation. Pursuant to the merger agreement, Internet Commerce, Inc. (the surviving corporation) changed its name to "ProCon Systems, Inc.", and converted the common shares owned by the former shareholders of ProCon Systems ApS to 92,000,000 shares of the Company. The Company subsequently changed its name to Internet Commerce, Inc.

      Use of Estimates:

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Revenue Recognition:

      Revenues of Internet Commerce, Inc. are recognized at the time the services are rendered to customers. Services are rendered when the Company's representatives complete the customer's orders.

      Financial Instruments:

      Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values. The carrying values of notes payable are deemed to be reasonable estimates of their fair values.

      Concentration Risks:

      The Company's sources of revenue and accounts receivable are comprised primarily of customers in the travel industry and the security industry. The Company requires no collateral from its customers since in all cases it has written contracts with them.

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

1.    NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES
      (continued):

      Cash and Cash Equivalents:

      For purposes of the statements of cash flows, the Company considers all unrestricted highly liquid investments with an initial maturity of three months or less to be cash equivalents.

      Accounts Receivable:

      It is the policy of management to review the outstanding accounts at year-end, as well as review bad debts, and establish an allowance for doubtful accounts and uncollectible amounts.

      Intangible Assets:

      The Company continually evaluates the carrying value of goodwill and other intangible assets to determine whether there are any impairment losses. If indicators of impairment are present in intangible assets used in operations, and future cash flows are not expected to be sufficient to recover the assets' carrying amount, an impairment loss would be charged to expense in the period identified.

      Property and Equipment:

      Property and equipment is carried at cost. Depreciation of depreciable assets is computed using the straight-line method of depreciation over the estimated useful lives of the assets. The estimated useful life is between 3 and 10 years.

      Amortization:

      Amortization of goodwill is determined utilizing the straight-line method based generally on the estimated useful life of the intangible, which is 10 years.

      Basis of Consolidation:

      The consolidated financial statements include the accounts of Internet Commerce, Inc. and its wholly-owned subsidiaries: Internet Commerce (Denmark), Internet Commerce, Inc. (Singapore), and Internet Commerce, Inc. (US). All material intercompany transactions and balances have been eliminated in the consolidated financial statements.

2.    CAPITAL STOCK TRANSACTIONS:

      The original Articles of Incorporation provide for the authorization of 100 shares of common stock at a par value of $1.00 per share. On March 27, 2002, the former parent of the Company

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

2.    CAPITAL STOCK TRANSACTIONS (continued):

      effected a 1:1,000 split of the common stock and increased the authorized number of shares to 250,000,000.

      On March 27, 2002, in conjunction with the reverse merger (see Note 1 - Organization), the Company effected a second 1:1,000 split of the common stock and converted the common stock owned by the former shareholders of ProCon Systems ApS to 92,000,000 shares of the Company, or 92% of the outstanding common stock. Also in conjunction with the reverse merger and the second stock split, the 100,000 common shares previously owned by the former parent of the Company (Safe Technologies International, Inc.) were converted to 8,000,000 shares of the Company, or 8% of the outstanding common stock.

      The transaction between Internet Commerce, Inc. ("ICI") and ProCon Systems ApS ("PCS") is considered, in substance, a capital transaction rather than a business combination. The exchange has been accounted for as an acquisition, under the purchase method of accounting, since the former shareholders of ProCon will own a majority of the outstanding common stock of ICI after the acquisition. Accordingly, the combination of ProCon with ICI will be recorded as a recapitalization, pursuant to which ICI will be treated as the continuing entity for accounting purposes and the historical financial statements presented will be those of ICI.

3.    LEASES:

      The Company rented office space in Copenhagen, Denmark and Palm Beach, Florida in 2002, and in Boca Raton, Florida in 2000-2001.

4.    INCOME TAXES:

      The Company had no provision for income taxes for the eleven months ended November 30, 2002, or for the years ended December 31, 2001 and 2000.

5.    RELATED PARTY TRANSACTIONS:

      In 2002, the Company made loans to and from related party companies. In 2001, the Company made loans to and received payments from related companies owned by the same parent

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

5.    RELATED PARTY TRANSACTIONS (continued):

      company (Safe Technologies International, Inc.), the parent company itself, and a shareholder of the parent company. Total amounts owed to these related parties as of November 30, 2002 and 2001, and December 31, 2001 and 2000 were $2,520, $16,673, $16,673 and $16,673, respectively.

6.    PROPERTY AND EQUIPMENT:

      Property and equipment as of November 30, 2002 consisted of leasehold improvements, machinery, equipment and computers. Accumulated depreciation and amortization as of November 30, 2002 was $39,833 and $4,742, respectively.

7.    CONTINGENT LIABILITIES:

      Pursuant to the reverse merger agreement (See Note 1 - Organization), management of the Company is responsible for the establishment of a public trading market for the merged entity's common stock. The agreement requires that, if a registration statement for this purpose is not filed with the Securities and Exchange Commission within ninety days of the closing date (March 27, 2002), the Company must make monthly payments of $5,000 until December 31, 2002 and $10,000 thereafter to the former parent of the Company (Safe Technologies International, Inc.) until the registration statement is filed.

8.    INTERIM FINANCIAL STATEMENTS:

      It is management's representation that all adjustments that are necessary for the interim financial statements not to be misleading have been included in the accompanying statements.

9.    ACCOUNTS RECEIVABLE:

      It is management's representation that all receivables outstanding as of November 30, 2002 are fully collectible.

                    INTERNET COMMERCE, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000 AND
             FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2002 AND 2001
                       (See Independent Auditor's Report)

10.   PREPAID EXPENSES:

      Prepaid expenses as of November 30, 2002 consist of prepaid rent on office space.

PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Reference is hereby made to the provisions of Section F.S. 607.0850 of the Florida Business Corporation Act which provides for indemnification of directors and officers under certain circumstances.

Reference is hereby made to Article IX of Registrant's By-laws which is filed as
Exhibit 3.2and Article VI of the Articles of Incorporation which is filed as
Exhibit 3.1.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses in connection with the issuance and distribution of the securities offered hereby.

      Registration Fee                           $    1,200
      Printing and Electronic Filing Expenses*   $    1,500
      Legal Fees and Expenses*                   $   25,000
      Accounting Fees and Expenses*              $    7,000
      Blue Sky Fees and Expenses*                $    5,000
      Transfer Agent Fees and Expenses*          $    2,000
      Misc.*                                     $    1,000
                                                 ----------
      Total                                      $   41,800
                                                 ----------

*Estimated

Item 26. Recent Sales of Unregistered Securities.

The following provides information concerning all sales of securities within the last three years which were not registered under the Securities Act of 1933. Pursuant to our merger with Pro:Con Systems ApS in March 2002 we issued 92,000,000 shares of our common stock to the shareholders of Pro:Con Systems ApS Such shares were issued without registration under the Securities Act of 1933 pursuant to an exemption under Section 4(2) of the Act and the shareholders signed an investment letter.


INTERNET COMMERCE, INC.              53/56                    www.icisystems.biz

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


INTERNET COMMERCE, INC.              53/56                    www.icisystems.biz

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Copenhagen, Denmark, on April 4, 2003.

                                                INTERNET COMMERCE, INC.


                                                By: /s/ Rene A. Moller
                                                    ------------------
                                                    Rene A. Moller, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated:

     Signature                          Title                            Date

/s/ Rene A. Moller      President, Chief Executive                 April 4, 2003
Rene A. Moller          Officer, Chairman and Director

/s/ Ulf Steenholt       Chief Financial Officer, Secretary         April 4, 2003
Ulf Steenholt           and Director


INTERNET COMMERCE, INC.              54/56                    www.icisystems.biz

PART III

ITEMS 1. AND 2. INDEX TO AND DESCRIPTION OF EXHIBITS

--------------------------------------------------------------------------------
Exhibit
Number          Description of Exhibit
--------------------------------------------------------------------------------

1.0 Merger Agreement dated as of March 27, 2002 by and amongst Safe Technologies International, Inc. and PCS (filed as Exhibit X.X to the Company's Registration Statement on Form SB-2 filed April 10, 2003, and incorporated herein by reference).

2.0 Articles of Incorporation, as amended (filed as Exhibit 2.0 to the Company's Registration Statement on Form SB-2 filed April 10, 2003, and incorporated herein by reference).

3.0 Bylaws (filed as Exhibit 3.0 to the Company's Registration Statement on Form SB-2 filed April 10, 2003, and incorporated herein by reference).

4.0 Legal opinion of W.R. Klein, Esq., P.A. regarding the legality of the securities being issued

4.0       Consent of W.R. Klein, Esq. of W.R. Klein P.A.

5.0       Consent of Michaelson & Co. P.A.


INTERNET COMMERCE, INC.              55/56                    www.icisystems.biz

DEALER PROSPECTUS DELIVERY OBLIGATION

UNTIL __________ , 2003 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


INTERNET COMMERCE, INC.              56/56                    www.icisystems.biz